TBS INTERNATIONAL PLC & SUBSIDIARIES                                              EXHIBIT 10.12

To:             (1)     TBS International plc
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland

  (2)        Argyle Maritime Corp
Caton Marime Corp
Dorchester Maritime Corp
Longwoods Maritime Corp
McHenry Maritime Corp
Sunswyck Maritime Corp
c/o Suite 306
Commerce Building
1 Chancery Lane
Hamilton
HM12 Bermuda

(3)	TBS International Limited
Suite 306
Commerce Building
1 Chancery Lane
Hamilton
HM12 Bermuda                                                                                                        15/4/ 2011

Dear Sirs

Loan Agreement dated 29 March 2007 as amended and supplemented from time to time and as last amended and restated by an amending and restating agreement dated as of 27 January 2011 (the “Amending and Restating Agreement”) each made between (i) Argyle Maritime Corp, Caton Marime Corp, Dorchester Maritime Corp, Longwoods Maritime Corp, McHenry Maritime Corp and Sunswyck Maritime Corp as joint and several borrowers (ii) the banks and financial institutions listed therein as Lenders, The Royal Bank of Scotland plc as Mandated Lead Arranger (iv) The Royal Bank of Scotland plc as Bookrunner, Agent, Security Trustee and Swap Bank relating to a term loan facility of US$150,000,000 (together the “Loan Agreement”)

We refer to the Loan Agreement.  Words and expressions defined therein shall have the same meaning when used here except as expressly provided in this letter.

In response to your recent request for modification to the financial covenants set out in Schedule 8 of the Loan Agreement, we hereby confirm on behalf of the Lenders their agreement to the following:-

1
the maximum Consolidated Leverage Ratio set out in paragraph (b) of Schedule 8 to the Loan Agreement shall be reset for the fiscal quarters ending 30 June 2011, 30 September 2011 and 31 December 2011 as follows:-

30 June 2011                                                5.1 : 1

30 September 2011                                      5.1 : 1

31 December 2011                                       5.1 : 1

2
the minimum Consolidated Interest Charges Coverage Ratio set out in paragraph (c) of Schedule 8 of the Loan Agreement shall be reset for the fiscal quarters ending 30 June, 30 September 2011 and 31 December 2011 as follows:

30 June 2011                                          2.5 : 1

30 September 2011                                       2.5 : 1

31 December 2011                                        2.5 : 1

3
for the period beginning with the week ending 1 July 2011 until 31 December 2011 the Minimum Liquidity Covenant set out in paragraph (a) of Schedule 8 of the Loan Agreement shall be temporarily replaced by the following covenant of the Borrowers:

“The Borrowers undertake that at all times they shall not permit the aggregate daily closing balance of Qualified Cash of the TBS Group to be less than $10,000,000 on average in any week of which at least $3,000,000 (excluding any restricted cash) is deposited with the Agent at all times.”

4	notwithstanding anything to the contrary in the Amending and Restating Agreement:

(a)
prior to the end of 2011, the New Corporate Guarantor and the Agent will discuss, in good faith, any appropriate changes to the Consolidated Leverage Ratio, the Consolidated Interest Charges Coverage Ratio and the Minimum Liquidity Covenant for the periods after 2011.  The amendments to the Consolidated Leverage Ratio, the Consolidated Interest Charges Coverage Ratio and the Minimum Liquidity Covenant set out in this letter do not change any required covenant levels in the Amending and Restating Agreement for the periods after 2011;

(b)
as required by Clause 11.6(f) of the Loan Agreement, the New Corporate Guarantor provides a rolling 13 week cash flow forecast to the Lenders on a weekly basis.  To the extent that the New Corporate Guarantor delivers a rolling 13-week cash flow forecast projecting that Qualified Cash will, or is likely to, fall below the minimum required weekly average during the current week or during any of the next four forecasted weeks, such forecast shall itself constitute a breach of the Minimum Liquidity Covenant and the New Corporate Guarantor shall promptly conduct a bank update call with the Agent to discuss liquidity issues;

(c)
additional capital contributions, separate from the Capital Infusions already received by or pledged to the New Corporate Guarantor (such contributions, the “Incremental Capital Contributions”), may be received by the New Corporate Guarantor in respect of the issuance of preferred equity, common equity or Permitted Subordinated Debt (as defined below).  The Lenders agree that the Agent may consent, without the requirement for any further consents from or consultations with the Lenders, to the incurrence of Permitted Subordinated Debt.  “Permitted Subordinated Debt” means subordinated debt (including subordinated debt convertible into equity) that has a maturity no earlier than 6 months after the maturity of the TBS Credit Facilities (other than that certain TBS Credit Facility with Credit Suisse AG, as sole lender), has no required principal payments prior to maturity, provides for any cash interest at a rate acceptable to the Agent, contains no maintenance financial covenants and contains other covenants and events of default that are less restrictive than the TBS Credit Facilities, and no cross default to other debt of the Borrowers, the New Corporate Guarantor and/or any of its subsidiaries, all on terms acceptable to the Agent;

(d)
Incremental Capital Contributions received on or after the date of the amendments proposed under this letter and prior to 1 January 2012 shall be deposited directly in the Special Account.  The existing limits on amounts deposited and able to be re-deposited in the Special Account shall be increased to include any such Incremental Capital Contributions received in 2011 as described above;

(e)
all amounts in the Special Account including amounts already deposited as of the date hereof and any Incremental Capital Contributions that may be deposited during 2011, shall not be included in the calculation of Excess Cash for the purposes of the prepayments to be made pursuant to Clause 6.3 of the Amending and Restating Agreement.

The Lenders agreement to the above is subject to:

(a)
the Agent receiving satisfactory evidence that the New Corporate Guarantor and/or its applicable subsidiaries have entered into amendments on or before the date of this letter in respect of each of the other TBS Credit Facilities modifying the financial covenants thereunder in line with the modifications being made to the Loan Agreement as set out in this letter; and

(b)
at the date of this letter, and after giving effect thereto, no Event of Default has occurred and is continuing and the representations and warranties in Clause 10.1 of the Loan Agreement would be true and not misleading if repeated on the date hereof with reference to the circumstances then existing.

(c)	the execution of the fees letter to be made between the Borrowers and the Agent in relation to the fees payable to the Lenders in respect of the arrangements hereunder.

Save for the temporary changes to the financial covenants set out in Schedule 8 of the Loan Agreement and the other changes as outlined above, the provisions of the Loan Agreement shall remain unchanged and in full force and effect.

This letter shall constitute a Finance Document for the purposes of the Loan Agreement.

The provisions of Clause 31 (Law and Jurisdiction) of the Loan Agreement shall apply to this letter as if set out in full herein but so that the references to “this Agreement” are amended to read “this Letter”.

Yours faithfully

For and on behalf of :

The Royal Bank of Scotland plc
as Agent

Accepted and agreed

For and on behalf of : /s/ Christophil B. Costas

TBS International plc
(as New Corporate Guarantor)

For and on behalf of : /s/ Christophil B. Costas

Argyle Maritime Corp
Caton Marime Corp
Dorchester Maritime Corp
Longwoods Maritime Corp
McHenry Maritime Corp
Sunswyck Maritime Corp

For and on behalf of : /s/ Christophil B. Costas

TBS International Limited
(as Corporate Guarantor)